UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM 8-K
____________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 25, 2020
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EXICURE, INC.
(Exact name of Registrant as specified in its charter)
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Delaware	001-39011	81-5333008
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2430 N. Halsted St.
Chicago, IL 60614
(Address of principal executive offices)

Registrant’s telephone number, including area code: (847) 673-1700
____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	XCUR	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.     Entry into a Material Definitive Agreement.

On September 25, 2020, Exicure, Inc. and Exicure Operating Company, Exicure’s wholly owned subsidiary (collectively with Exicure, the “Company”) entered into a Credit and Security Agreement (the “Credit Agreement”), with MidCap Financial Trust (“MidCap”), as agent, and the lenders party thereto from time to time.

The Credit Agreement provides for a secured term loan facility in an aggregate principal amount of up to $25.0 million (the “Credit Facility”). The Company borrowed the first advance of $17.5 million (“Tranche 1”) on September 25, 2020 (the “Closing Date”). Under the terms of the Credit Agreement, the second advance of $7.5 million (“Tranche 2”) will be available to the Company from April 1, 2021 to September 30, 2021, subject to the Company’s satisfaction of certain conditions described in the Credit Agreement. The proceeds from the Credit Facility are expected to be used for working capital and general corporate purposes.

Tranche 1, and if borrowed Tranche 2, each bear interest at a floating rate equal to 6.25% per annum, plus the greater of (i) 1.50% or (ii) one-month LIBOR. Interest on each loan advance is due and payable monthly in arrears. Principal on each loan advance is payable in 36 equal monthly installments beginning October 1, 2022 until paid in full on October 1, 2025. Prepayments of the loans under the Credit Agreement, in whole or in part, will be subject to early termination fees in an amount equal to 3.0% of principal prepaid if prepayment occurs on or prior to the first anniversary of the Closing Date and 1.0% of principal prepaid if prepayment occurs after the first anniversary of the Closing Date and prior to the maturity date. In connection with execution of the Credit Agreement, the Company paid MidCap a $125,000 origination fee.

Upon termination of the Credit Agreement, the Company is required to pay an exit fee equal to 3.75% of the principal amount of all loans advanced to the Company under the Credit Agreement.

The Company’s obligations under the Credit Agreement are secured by a security interest in substantially all of its assets, excluding intellectual property (which is subject to a negative pledge). Additionally, the Company’s future subsidiaries, if any, may be required to become co-borrowers or guarantors under the Credit Agreement.

The Credit Agreement contains customary affirmative covenants and customary negative covenants limiting the Company’s ability and the ability of the Company’s subsidiaries, if any, to, among other things, dispose of assets, undergo a change in control, merge or consolidate, make acquisitions, incur debt, incur liens, pay dividends, repurchase stock and make investments, in each case subject to certain exceptions.

The Credit Agreement also contains customary events of default relating to, among other things, payment defaults, breaches of covenants, a material adverse change, delisting of the Company’s common stock, bankruptcy and insolvency, cross defaults with certain material indebtedness and certain material contracts, judgments, and inaccuracies of representations and warranties. Upon an event of default, the agent and the lenders may declare all or a portion of the Company’s outstanding obligations to be immediately due and payable and exercise other rights and remedies provided for under the agreement. During the existence of an event of default, interest on the obligations could be increased by 2.0%.

The above description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking” statements, including statements related to the financial capacity available under the Credit Facility, the subsequent tranches and milestones under the Credit Facility, the anticipated net proceeds to the Company from the Credit Facility and the anticipated use of the net proceeds from the Credit Facility. These forward-looking statements are based upon management’s current expectations, are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement, including the risks listed under the heading “Risk Factors” and elsewhere in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, and in the Company’s subsequent SEC filings. These forward-looking statements speak only as of the date of this Current Report on Form 8-K, and the Company undertakes no obligation to update these forward-looking statements.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Credit and Security Agreement, dated as of September 25, 2020, by and among Exicure, Inc., Exicure Operating Company, the lenders party thereto from time to time and MidCap Financial Trust, as agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2020	EXICURE, INC.

	By:	/s/ David A. Giljohann
David A. Giljohann, Ph.D.
Chief Executive Officer